Exhibit 10.16

AMENDMENT NO. 1

TO THE

DEVON ENERGY CORPORATION

DEFINED CONTRIBUTION RESTORATION PLAN

(Amended and Restated Effective as of January 1, 2021)

WHEREAS, Section 9.1 of the Devon Energy Corporation Defined Contribution Restoration Plan, as amended and restated effective as of January 1, 2021 (the "Plan") allows the Compensation Committee of the Board of Directors of Devon Energy Corporation (the “Committee”) to amend the Plan at any time, provided that such amendment does not reduce any vested portion of a participant's account or result in a violation of Section 409A of the Internal Revenue Code of 1986, as amended; and

WHEREAS, the Committee desires to the amend the Plan to clarify the interplay between the Company’s clawback policies and the benefits payable under the Plan.

NOW THEREFORE BE IT RESOLVED, that, effective as of November 29, 2023 (the “Effective Date”), the Plan is amended as follows (with all capitalized terms not otherwise defined within this amendment having the meanings assigned to them in the Plan):

1.
The Plan is amended to add a new Section 2.1(f) to read as follows, with subsequent sections and cross-references renumbered accordingly:

"(f) "Clawback Policy" means any applicable clawback policy approved by the Board or the Committee, as in effect from time to time (including, without limitation, the Devon Energy Corporation Clawback Policy), whether approved or amended before or after the Effective Date."

2.
The Plan is amended to add a new Section 8.9 to read as follows:

"8.9 Clawback Obligations. Company Contributions and Credited Earnings accrued under this Plan on or after October 2, 2023 are subject to forfeiture under the terms of any applicable Clawback Policy. Further, to the extent permitted by law, including without limitation Section 409A of the Code, all amounts payable under this Plan are subject to offset in the event that a Participant has an outstanding clawback, recoupment or forfeiture obligation to the Company under the terms of any applicable Clawback Policy. In the event of a forfeiture event under an applicable Clawback Policy, any amounts required to be forfeited pursuant to such policy shall be deemed not to have been earned under the terms of the Plan, and the Company shall be entitled to recover from the Participant the amount specified under the Clawback Policy to be forfeited."